Exhibit (a)(12)

                                                      Emerson contact:
                                                      William K. Anderson
                                                      or Carter L. Dunkin
                                                      314-982-1700


FOR IMMEDIATE RELEASE

                         EMERSON ELECTRIC CO. ANNOUNCES
                    SATISFACTION OF REGULATORY CONDITIONS TO
                  ITS TENDER OFFER FOR DANIEL INDUSTRIES, INC.

         ST. LOUIS, June 11, 1999 -- Emerson Electric Co. (NYSE:EMR) announced today that it received early termination of the waiting period under the German Act Against Restraints of Competition applicable to the purchase of shares of common stock, par value $1.25 per share, of Daniel Industries, Inc. by a wholly owned subsidiary of Emerson Electric, pursuant to the tender offer commenced on May 18, 1999. The waiting period was terminated on June 11, 1999.

         All regulatory conditions to the tender offer have now been satisfied.

         The tender offer is conditioned upon, among other things, the tender of 66 2/3% of the fully diluted shares of Daniel and the expiration or early termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the German Act Against Restraints of Competition and the Canadian Competition Act. The waiting periods under the Canadian Competition Act and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, expired on June 2, 1999 and June 3, 1999, respectively.

         As previously announced, the offer and withdrawal rights under the tender offer will expire at midnight, EDT, on Tuesday, June 15, 1999, unless the tender offer is extended.

         Emerson Electric, based in St. Louis, is a global manufacturer with market and technology leadership in the areas of process control, industrial automation, electronics, HVAC, appliance components, electric motors, tools and storage products. Fiscal 1998 sales totaled $13.4 billion.